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        Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Noranda Inc. (the "Company") on Form F-9 filed on the date hereof (the "Registration Statement") of our Auditors' Report dated February 10, 2003 (except for Note 20 which is as of March 4, 2003), appearing in the Company's 2002 Annual Report, relating to the consolidated balance sheets of the Company as at December 31, 2002 and 2001, and the consolidated statements of loss and retained earnings (deficit) and cash flows for each of the years then ended and to the reference to our firm name under the heading "Experts" in the prospectus which is part of the Registration Statement.

/s/ Ernst & Young LLP
Toronto, Canada September 11, 2003	Chartered Accountants

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CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS